Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of HSBC Funds of our reports dated December 20, 2019, relating to the financial statements and financial highlights, which appear in HSBC Opportunity Fund, HSBC Frontier Markets Fund, HSBC High Yield Fund, HSBC Strategic Income Fund, HSBC U.S. Government Money Market Fund and HSBC U.S. Treasury Money Market Fund’s Annual Report on Form N-CSR for the year ended October 31,2019. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio

February 27, 2020